At Qorvo®
Doug DeLieto
VP, Investor Relations
1-336-678-7088

FOR IMMEDIATE RELEASE
January 7, 2016

Qorvo® Revises Revenue Guidance For Fiscal 2016 Third Quarter

Greensboro, NC, and Hillsboro, OR, January 7, 2016 – Qorvo® (Nasdaq:QRVO), a leading provider of core technologies and RF solutions for mobile, infrastructure and aerospace/defense applications, today announced it expects revenue and earnings for its fiscal 2016 third quarter will be lower than it previously estimated on November 5, 2015.

Qorvo currently expects its December quarterly revenue will be approximately $620 million, versus its original guidance of $720-$730 million provided November 5, 2015 in its second quarter earnings report. The revenue decline is the result of weaker than forecasted customer demand in the Company’s Mobile Products segment. Operating expenses are expected to decline sequentially, reflecting a significant reduction in variable compensation expense. During the quarter, Qorvo repurchased approximately 4.6 million shares of common stock at a total cost of $250 million. Qorvo has $750 million remaining in its share repurchase program, and Qorvo’s cash balance at the end of the period was over $1 billion.

For the March 2016 quarter, Qorvo currently expects quarterly revenue to be approximately flat sequentially. For calendar 2016, Qorvo currently expects above-market revenue growth, based upon customer forecasts and existing customer design wins at Qorvo’s largest customers.

These preliminary results are subject to revision due to the completion of the Company’s financial closing procedures, final adjustments and other developments that may arise between the date of this press release and the date Qorvo announces fiscal 2016 third quarter results.

Qorvo currently expects to release fiscal 2016 third quarter results following the close of regular trading on February 4, 2016.  The February 4, 2016, news release will be followed by a conference call available to all interested parties at 5:00 p.m. ET.  Both the news release and the live audio webcast of the conference call will be available on the Company's web site at the following URL: http://www.qorvo.com (under “Investors”).

About Qorvo

Qorvo® (NASDAQ:QRVO) is a leading provider of core technologies and RF solutions for mobile, infrastructure and aerospace/defense applications. Qorvo® was formed following the merger of RFMD and TriQuint, and has more than 7,000 global employees dedicated to delivering solutions for everything that connects the world. Qorvo has the industry's broadest portfolio of products and core technologies; world-class ISO9001-, ISO 14001- and ISO/TS 16949-certified manufacturing facilities; and is a DoD-accredited 'Trusted Source' (Category 1A) for GaAs, GaN and BAW products and services. For the industry's leading core RF solutions, visit www.qorvo.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to our plans, objectives, estimates and goals. Statements expressing expectations regarding our future and projections relating to products, sales, revenues and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. Words such as "expect," "anticipate," "intend," "plan," "believe," and "estimate," and variations of such words and similar expressions, identify such forward-looking statements. Our business is subject to numerous risks and uncertainties, including, but not limited to the following factors: (i) changes in business and economic conditions, including downturns in the semiconductor industry and/or the overall economy; (ii) our ability to accurately predict market requirements and evolving industry standards in a timely manner; (iii) our ability to accurately predict customer demand and thereby avoid the possibility of obsolete inventory, which would reduce our profit margins; (iv) our customers' and distributors' ability to manage the inventory they hold and forecast their demand; (v) our ability to successfully integrate acquired businesses, operations, product technologies and personnel as well as achieve expected synergies; (vi) our ability to achieve cost savings and improve yields and margins on our new and existing products; (vii) our ability to respond to possible downward pressure on the average selling prices of our products caused by our customers or our competitors; (viii) our ability to efficiently utilize our capacity, or to acquire or source additional capacity, in response to customer demand; (ix) the inability of one or more of our customers to access their traditional sources of credit, which could lead them to reduce their level of purchases or seek credit or other accommodations from us; (x) our ability to continue to improve our product designs, develop new products in response to new technologies, and achieve design wins; (xi) our dependence on a limited number of customers for a substantial portion of our revenue; (xii) our reliance on the U.S. government and on U.S. government sponsored programs (principally for defense and aerospace applications) for a portion of our revenue; (xiii) our ability to bring new products to market in response to market shifts and to use technological innovation to shorten time-to-market for our products; (xiv) the risks associated with our wafer fabrication facilities, our assembly facilities and our test and tape and reel facilities; (xv) variability in manufacturing yields; (xvi) variability in raw material costs and availability of raw materials; (xvii) our dependence on third parties, including wafer foundries, wafer starting material suppliers, passive component manufacturers, assembly and packaging suppliers and test and tape and reel suppliers; (xviii) our ability to manage platform provider and customer relationships; (xix) our ability to procure, commercialize and enforce intellectual property rights ("IPR") and to operate our business without infringing on the unlicensed IPR of others; (xx) the risks associated with security breaches and other similar disruptions, which could compromise our information and expose us to liability and could cause our business and reputation to suffer; (xxi) currency fluctuations, tariffs, trade barriers, tax and export license requirements and health and security issues associated with our foreign operations; (xxii) our ability to attract and retain skilled personnel and develop leaders for key business units and functions; (xxiii) failure to realize the anticipated benefits of the business combination of RF Micro Devices, Inc. ("RFMD") and TriQuint Semiconductor, Inc. ("TriQuint"), including difficulty in integrating the businesses of RFMD and TriQuint; and (xxiv) failure to realize the expected amount and timing of cost savings and operating synergies related to the business combination of RFMD and TriQuint. These and other risks and uncertainties, which are described in more detail in our most recent Annual Report on Form 10-K and in other reports and statements that we file with the SEC, could cause the actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements. Forward-looking statements speak only as of the date they were made and we undertake no obligation to update or revise such statements, except as required by the federal securities laws.

QRVO-F